Exhibit 26 n (1)






                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 to the Registration Statement of the National Variable Life Insurance Account - Benefit Provider Segment, a Separate Account of National Life Insurance Company, on Form N-6 of our report dated February 20, 2004 relating to the consolidated financial statements of the National Life Insurance Company and our report dated April 2, 2004 relating to the financial statements of the National Variable Life Insurance Account - Benefit Provider Segment, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information


/s/ PricewaterhouseCoopers LLP
------------------------------
Boston, Massachusetts
April 30, 2004













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